SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------
                                    FORM 8-K
                       ----------------------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                  July 26, 2004
                        --------------------------------
                        Date of Report (Date of earliest
                                 event reported)


                                    TSR, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Delaware                          0-8656                      13-2635899
----------------               ------------------         ---------------------
State or other                   (Commission                  (I.R.S. Employer
jurisdiction of                   File Number)            Identificaion Number)
incorporation




                      400 Oser Avenue, Hauppauge, NY 11788
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                (Address of Principal Executive Offices) (Zip Code)


                                 (631) 231-0333
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


           ------------------------------------------------------------
          (Former Name or Former Address, If Changed Since Last Report)

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





ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Not Applicable

         (b) Not Applicable

         (c) Exhibits

27.1. Press release dated July 26, 2004.

ITEM 12. Results of Operation and Financial Condition.

         On July 26, 2004, the Registrant issued a press release with respect to its operating results for the year ended May 31, 2004, a copy of which is filed as Exhibit 27.1.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   TSR, INC.

                                   By:  /s/John G. Sharkey
                                        ---------------------------
                                        Name:  John G. Sharkey
                                        Title: Vice President and Secretary




Date:    August 2, 2004

                                  EXHIBIT INDEX

Exhibit No.          Description

27.1 Press Release dated July 26, 2004.

Exhibit 27.1

TSR, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2004

Hauppauge, NY (July 26, 2004)---TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the fourth quarter and fiscal year ended May 31, 2004.

For the quarter, which ended May 31st, revenues increased 3.9% from the same quarter last year to $13.4 million. Consolidated net income increased 1.7% from the comparable period to $546,000. Additionally, basic and diluted earnings per share remained $0.12.

For the full year, revenues decreased 1.4% from the prior year to $51.7 million. Consolidated net income decreased 10.1% from the prior year to $2,124,000. Earnings per share decreased to $0.47 from $0.53.

Joe Hughes, CEO, stated, "In the current quarter, although revenues were up almost 4% from the prior year quarter, net income did not keep pace due to a higher effective income tax rate. For the fiscal year, revenues were down slightly due to lower prices charged to customers. While margins were up, net income decreased approximately 10%, primarily due to increased selling, general and administrative expenses".

Mr. Hughes added, "Demand for IT professionals in the U.S. continues to be weak and adverse trends such as an increasing use of offshore development companies have substantially reduced job opportunities for stateside programmers. The competitive market environment has resulted in us realizing less revenue and profit on average from our consultants, while increasing the costs associated with placing consultants. We cannot predict when competitive market conditions will improve and the demand for IT services will increase."

Certain statements contained herein are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to those described in the Company's filings under the Securities Exchange Act of 1934.


                                   Page 1 of 2

TSR, Inc. Reports Financial Results for the Fourth Quarter and Fiscal Year Ended May 31, 2004
(Continued)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations and state and local government agencies.


                                                   Three Months Ended                          Year Ended
                                                          May 31,                                May 31,
                                                       2004                2003              2004             2003
                                                       ----                ----              ----             ----

 Revenues. . . . . . . . . . . . . . . .          $ 13,421,000        $ 12,916,000      $ 51,725,000     $ 52,443,000

 Operating expenses . . . . . . . . . . .           12,435,000          12,020,000        48,029,000       48,469,000
                                                   -----------         -----------       -----------     ------------
 Income from operations . . . . . . . . .              986,000             896,000         3,696,000        3,974,000

 Other income . . . . . . . . . . . . . .               13,000              34,000            63,000          182,000
                                                   -----------         -----------       -----------     ------------
 Pre-tax income . . . . . . . . . . . . .              999,000             930,000         3,759,000        4,156,000

 Income taxes. . . . . . . . . . . . . .               453,000             393,000         1,635,000        1,794,000
                                                   -----------         -----------       -----------     ------------

 Net income . . . . . . . . . . . . . . .          $   546,000         $   537,000       $ 2,124,000     $  2,362,000
                                                   ===========         ===========       ===========     ============

 Basic and diluted net income per common
 share . . . . . . . . . . . . . . . . .           $      0.12         $      0.12        $    0.47      $       0.53
                                                   ===========         ===========       ===========     ============

 Weighted average number of basic common
 shares outstanding. . . . . . .                     4,568,000           4,418,000         4,546,000        4,418,000
                                                   ===========         ===========       ===========     ============

 Weighted average number of diluted
 common shares outstanding. . . . . . .              4,570,000           4,418,000         4,551,000        4,418,000
                                                   ===========         ===========       ===========     ============


                                                     Page 2 of 2